Exhibit 99

CENTRAL VIRGINIA BANKSHARES RECORD FOURTH QUARTER - UP 51% AND FULL YEAR EARNINGS – UP 30%

POWHATAN, VA.,  February 3, 2004 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported record fourth quarter 2003 earnings of $ 1,123,153 an increase of $ 377,152 or 51 percent when compared to $ 746,001 in the fourth quarter of 2002. On a per share basis, basic earnings were $ 0.53 per share, an increase of 47 percent versus $ 0.36 per share in the fourth quarter of the prior year, while fully diluted earnings per share were $ 0.52 compared with $ 0.34 for the fourth quarter 2002.  In the fourth quarter, the return on assets was 1.27 percent versus 1.06 percent in the prior year, and the return on average shareholders equity was 16.38 percent, up from 12.55 percent in the prior year’s fourth quarter. At December 31, 2003, the book value of a share of common stock had improved to $13.41 compared to $11.90 in 2002.

For the full year, net income was $ 3,913,765 up by 30 percent or $ 908,601 when compared to the prior year’s comparable total of $3,005,164. Over the same period, primary earnings per share were $ 1.88 versus $ 1.46, and on a fully diluted basis were $ 1.81 versus $ 1.40 per share.

“The record fourth quarter and full year results for 2003 are clear evidence of our successful management of both earning assets and funding sources in the current interest rate environment, while still expanding non-interest income…” commented Ralph Larry Lyons, President and CEO. “…we are excited about the prospects for continued growth and profitability in 2004 as we will soon open our eighth and newest branch in the Midlothian area of Chesterfield county expanding our existing market presence in this high growth area.”

Average earning assets for the fourth quarter were $ 328.8 million, an increase of  $ 70.1 million or 27.1 percent when compared to $258.7 million in the corresponding quarter last year. Average loans grew by $ 11.9 million to $ 155.7million, up 8.3 percent from the prior year’s fourth quarter average balances of $ 143.8 million. Deposits continued their robust growth, averaging $ 299.5 million for the quarter a 27.3 percent increase versus last year’s fourth quarter average of $ 235.2 million. As a result of consistent deposit growth coupled with moderate loan growth, the bank's average investment securities portfolio grew to $ 171.6 million, an increase of 65 percent compared with the prior year’s quarterly average of $ 104.3 million, while overnight funds sold declined to $0.7 million versus last year’s average of $ 9.7 million. Borrowings from the Federal Home Loan Bank in the fourth quarter averaged $23.6 million as compared to $20.9 million in the fourth quarter last year, being comprised of a $ 5 million overnight advance and $21 million in term convertible advances. Average total assets grew by $ 73.8 million or 26.2 percent to $ 354.8 million for the quarter compared to last year’s quarterly average of $ 281.1 million.

The fully tax equivalent (FTE) net interest income for the fourth quarter was $ 3.47 million, an increase of 33.2 percent compared to $ 2.60 million in the fourth quarter of 2002. The tax equivalent net interest margin increased to 4.22 percent for the quarter versus 4.03 percent in fourth quarter 2002. For the year, the FTE net interest income totaled $12.47 million versus $10.12 million, an improvement of $2.35 million or 23.3 percent. The net interest margin for the full year 2003 was 4.21 percent compared to 4.11 percent last year.

Non-interest income continued to grow to $ 865,334 in the fourth quarter, an increase of 23 percent over the prior year’s fourth quarter total of $ 703,487. For the year, non-interest income was $3 million up by $ 456,311 or 18 percent from the prior year’s total of $2,547,480. Non-interest income is comprised of deposit fees and charges, secondary market mortgage loan sales revenue, earnings on bank owned life insurance investments, non-deposit investment product sales and non-recurring net securities gains and losses taken as part of normal portfolio management. The bank’s provision for loan losses for the quarter was $120,000 bringing the total for the year to $410,000 compared to $148,000 and $440,000 respectively in the prior year, boosting the reserve to 1.55 percent of net loans. At quarter-end nonperforming assets totaled $1.96 million, an increase of $625,477 from the preceding third quarter 2003, and an increase of $ 483,812 when compared to the fourth quarter of the prior year 2002. Our loan loss reserve represents 125 percent of total nonperforming assets.

Non-interest expense in the fourth quarter totaled $2.48 million an increase of 19 percent versus $ 2.08 million in the fourth quarter of last year. For the full year 2003 total non-interest expense was $9.13 million versus $7.83 million in 2002, an increase of 16.6 percent. Three quarters of this annual increase can be attributed to increases in staffing coupled with enhancements to our employee health, benefit, and retirement plans, all a result of the overall growth of the bank. The other significant areas with increases were general other operating expenses, office supplies, communications and postage expense. The bank’s efficiency ratios for the quarter and year to date improved and were 57.1 and 59 percent compared to 62.8 and 61.8 percent respectively for the prior year.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 30 year-old, $365 million community bank with its headquarters and two branches in Powhatan County and six other banking offices, two in the County of Cumberland, three in Chesterfield County and one in Henrico County, adjacent to metropolitan Richmond, Va.

SOURCE:

Central Virginia Bankshares, Inc.

CONTACTS:

Charles F. Catlett, III - Senior Vice President and Chief Financial Officer (804) 403-2002

Selected Financial Data follows for Central Virginia Bankshares, Inc., as of December 31, 2003

Central Virginia Bankshares, Inc.

	Fourth Quarter		12 Months Year to Date
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Net Income	1,123,153	746,001	3,913,765	3,005,164
Interest & Fees on Loans	2,601,148	2,656,854	10,360,271	10,875,799
Interest on Investments	2,002,547	1,675,377	8,151,984	6,447,041
Interest on Funds Sold	1,953	33,825	30,802	85,469
Interest on Deposits	1,528,573	1,650,526	5,928,852	6,824,791
Interest on Borrowings	213,882	174,299	722,849	722,710
Net Interest Income (FTE)	3,472,173	2,606,191	12,472,598	10,119,450
Non Interest Income	865,334	703,487	3,003,791	2,547,480
Loan Loss Provision	120,000	148,000	410,000	440,000
Interest Expense	1,742,455	1,824,825	6,651,701	7,547,501
Non Interest Expense	2,476,735	2,078,431	9,134,459	7,831,811
Period End Balances:
Investment Securities	176,985,288	112,789,305
Fed Funds Sold	5,000,000	7,542,000
Loans (net of Unearned Discount)	158,504,366	141,493,673
Loan Loss Reserve	2,454,443	2,101,698
Non Interest Bearing Deposits	36,150,140	29,472,821
Total Deposits	300,720,514	237,988,377
Borrowings	35,214,000	21,438,000
Assets	365,834,702	285,086,060
Period End Shareholders Equity	28,342,738	24,499,211
Average Balances:
Average Assets	354,821,545	281,068,452	321,100,266	267,310,960
Average Earning Assets	328,818,835	258,704,103	296,301,891	246,378,368
Investment Securities	171,617,265	104,331,740	142,737,692	96,691,023
Federal Funds Sold	695,283	9,687,467	2,981,277	5,550,784
Loans (net of Unearned Discount)	155,698,769	143,816,216	149,611,794	143,553,128
Non Interest Bearing Deposits	37,152,865	29,443,840	33,100,187	27,344,766
Total Deposits	299,469,459	235,209,398	270,531,097	222,233,253
FHLB Overnight Advances	5,000,000	5,771,739	5,000,000	5,597,260
FHLB Term Borrowings	18,608,696	15,228,261	16,657,534	15,057,534
Fed Funds Purchased & REPO	2,754,912	206,808	1,297,238	1,334,629
Average Shareholders Equity	27,464,674	23,771,385	26,705,093	22,259,646
Average Shares Outstanding - Primary	2,102,898	2,059,197	2,081,931	2,054,298
Average Shares Outstanding Fully Diluted	2,145,011	2,181,620	2,161,828	2,150,802
Asset Quality:
Charged Off Loans	35,190	146,678	112,054	209,370
Recoveries	5,940	2,146	54,800	31,669

Period End: Non-Accrual Loans	0	258,281
Loans Past Due 90 Days or More	1,723,421	971,328
Other Non Performing Assets	140,000	150,000
Other Real Estate	97,000	97,000
Total Non Performing Assets	1,960,421	1,476,609
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.53	$ 0.36	$ 1.88	$ 1.46
Net Income Per Share - Diluted	$ 0.52	$ 0.34	$ 1.81	$ 1.40
Period End Book Value Per Share	$ 13.41	$ 11.90
Return on Average Assets	1.27%	1.06%	1.22%	1.12%
Return on Average Equity	16.38%	12.55%	14.66%	13.50%
Efficiency Ratio	57.10%	62.80%	59.02%	61.83%
Average Loans to Average Deposits	51.99%	61.14%	55.30%	64.60%
Reserve for Loan Losses / Loans EOP	1.55%	1.49%
Net Interest Margin (FTE)	4.22%	4.03%	4.21%	4.11%